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                                  Exhibit 99.1

                      Press Release Dated October 12, 2000
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                                                                    NEWS RELEASE

For Immediate Release

Contacts:  Larry R. Goddard            Celia Clinch Ferrel
           Investor Relations          Media Relations
           (402) 390-6553              (402) 390-5333

      Commercial Federal Announces Branch Divestitures in Restructuring to
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                    Strengthen Earnings and Shareholder Value
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                Goal to Maximize Total Franchise Growth Potential
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OMAHA, Neb., Oct. 12 -- Commercial Federal Corporation (NYSE: CFB), the parent
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company of Commercial Federal Bank, a major regional bank with offices in eight mid-western states, today announced a series of branch divestitures as part of its continuing strategic restructuring to strengthen earnings and shareholder value.

The divestitures follow an extensive evaluation of markets and branch locations to ensure that Commercial Federal meets its business goals as a full service financial provider for consumers and businesses. The branch sales and consolidations are designed to increase franchise growth potential through Commercial Federal's strategic business model and delivery systems.

William A. Fitzgerald, chairman of the board and chief executive officer stated, "These divestitures are a key element in our program to create the most efficient, competitive, and profitable regional financial services franchise in our target markets.

"The branches affected are located in markets where Commercial Federal has not experienced growth," Mr. Fitzgerald explained. "They are marginally profitable for us now but lack the scale necessary to offer long term growth potential given our business model and delivery systems. This is not being done to cut costs. Divesting them will allow us to focus management time and effort and marketing dollars toward growing our core franchise."

Assisting Commercial Federal as an investment banker is U.S. Bancorp Piper Jaffray Inc., which will respond to all inquiries from parties interested in purchasing any of the branches being offered for sale.

In a total of seven states, 12 branches will be consolidated and 37 will be sold. The branches that will be offered for sale employ approximately 220 employees and have total deposits of approximately $464 million. The company took a one time after-tax charge of $15.4 million in the quarter ended September 30 related to facilities closing costs and intangibles.

It is expected that employees affected by the divestitures will be offered employment at the acquiring banks, transferred to other Commercial Federal branches, or assisted by Commercial Federal in securing new employment. Minimal employee displacement and resulting severance are expected from the divestitures.
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Improved growth potential

"It is important to make two points," Fitzgerald emphasized. "First, we are grateful for the contributions of our customers and employees to Commercial Federal, and we are making every effort to make this a smooth transition for each and every one of them.

"Second, this step to improve operational efficiency and growth potential, together with other decisive strategic initiatives now underway, will provide long-term value for Commercial Federal's shareholders."

Additional operational and staff restructurings to increase efficiencies by yearend

The company will announce additional operational and staff restructurings designed to increase efficiencies.

Other key strategic initiatives

Initiatives previously announced by the company include:

 .    A complete review of the balance sheet, headed by Commercial Federal's new
     Chief Financial Officer David Fisher, including the potential disposition of over $2 billion in low-yielding and higher risk investments and residential mortgage loans as well as paying off high cost borrowings. This will result in a smaller balance sheet with less risk and strengthened earnings;

 .    Accelerate disposal of real estate owned;

 .    Expanding the stock buy-back program by up to 10 percent of the outstanding shares, or approximately 5.5 million shares, to enhance the company's return on equity; and

 .    The appointment of a new chief operating officer and additional management restructuring to further streamline the organization and improve efficiencies.

"The board and management of Commercial Federal are united in our commitment to maximize financial performance and shareholder value. We will continue to communicate to shareholders our progress as we implement our strategic plan and achieve its results," Mr. Fitzgerald stated.

Commercial Federal Corporation is the parent company of Commercial Federal Bank, a $13.8 billion federal savings bank that currently operates branches located in Iowa, Colorado, Nebraska, Kansas, Oklahoma, Missouri, Arizona and Minnesota. Commercial Federal operations include consumer and commercial banking, mortgage banking, agricultural lending, insurance and investment services, and Internet banking.

Certain statements contained in this release are forward-looking in nature. These statements are subject to risks and uncertainties that could cause Commercial Federal's actual results or financial condition to differ materially from those expressed in or implied by such statements. Factors of particular importance to Commercial Federal include but are not limited to changes in general economic conditions, and price levels and conditions in the public securities markets generally.